UNITED STATES
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TBC Corporation

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NEWS RELEASE
7111 FAIRWAY DRIVE · SUITE 201 · PALM BEACH GARDENS, FL 33418 · PHONE (561) 227-0955 · FAX (561) 775-4993

For Further Information Contact:
TBC Corporation	Investors :
Thomas W. Garvey	Brod & Schaffer, LLC
Executive V.P. & Chief Financial Officer	Betsy Brod/Jonathan Schaffer
(561) 227-0955	(212) 750-5800
TBC Corporation Announces Expiration of Hart-Scott-Rodino Act
Waiting Period
Palm Beach Gardens, FL – November 8, 2005 – TBC Corporation (Nasdaq: TBCC), one of the nation’s leading marketers of automotive replacement tires, today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, applicable to the proposed acquisition of TBC Corporation by Sumitomo Corporation of America, has expired. The proposed acquisition remains subject to the satisfaction of other customary closing conditions, including the approval of the transaction by TBC Corporation’s stockholders at a special meeting scheduled for November 15, 2005.
About TBC: TBC Corporation is one of the nation’s largest marketers of automotive replacement tires through a multi-channel strategy. The Company’s retail operations include company-operated retail centers under the “Tire Kingdom”, “Merchant’s Tire & Auto Centers” and “National Tire & Battery” brands and franchised retail tire stores under the “Big O Tires” brand. TBC markets on a wholesale basis to regional tire chains and distributors serving independent tire dealers throughout the United States and in Canada and Mexico. The Company’s proprietary brands of tires have a longstanding reputation for quality, safety and value.
TBC Corporation Safe Harbor Statement
This document contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding expectations for future financial performance, which involve uncertainty and risk. It is possible that the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to: changes in economic and business conditions in the world; increased competitive activity; consolidation within and among competitors, suppliers and customers; unexpected changes in the replacement tire market; the Company’s inability to attract as many new franchisees or open as many distribution outlets as stated in its goals; changes in the Company’s ability to identify and acquire additional companies in the replacement tire industry and successfully integrate acquisitions and achieve anticipated synergies or savings; fluctuations in tire prices charged

TBC Corp. News Release

by manufacturers, including fluctuations due to changes in raw material and energy prices, changes in interest and foreign exchange rates; the cyclical nature of the automotive industry and the loss of a major customer or program. It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Additional information on factors that could potentially affect the Company or its financial results may be found in the Company’s filings with the Securities and Exchange Commission.
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